PRESS
INFORMATION

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

Arbitron CEO William T. Kerr Extends Employment Agreement

COLUMBIA, MD; February 14, 2011 – Arbitron Inc. (NYSE: ARB) today announced an extension of its employment agreement with William T. Kerr, President and Chief Executive Officer, that extends Mr. Kerr’s employment as CEO through January 10, 2013. The term of his existing agreement would otherwise have expired January 10, 2012.

“In the past year, Bill has led Arbitron through extraordinary events. Thanks to his guidance and to the hard work of the people at Arbitron, the Company is now better positioned to enhance the competitiveness of its radio ratings services, to enter new markets and deploy its resources for long-term growth,” said Philip Guarascio, Chairman of the Board, Arbitron Inc., in announcing the extension.

“To help fulfill the potential of the Company and of the senior management team he has helped to shape, the Board has asked Bill to continue to serve as Arbitron’s CEO for an additional year,” said Mr. Guarascio.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter™(PPMTM) and PPM 360™, new technologies for media and marketing research.

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Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.

Statements in this release that are not strictly historical, including the statements regarding expectations for 2011 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, our ability to expand our business in new markets, our ability to develop and successfully market new products and technologies, competition, the impact of increased costs of data collection including cell phone household recruitment and targeted in-person recruitment, the current global economic recession and the upheaval in the credit markets and financial services industry, litigation and other contingent liabilities including intellectual property matters, our ability to successfully identify, consummate and integrate appropriate acquisitions, and our compliance with applicable laws and regulations and changes in applicable laws and regulations. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement